Form N-SAR, Sub-Item 77q1(e)
Any new or amended investment advisory
contracts

Nuveen Tax-Advantaged Total Return Strategy
Fund
333-110818
811-21471


We hereby incorporate by reference the form of the new Investment Management Agreement and new
Sub-advisory Agreement filed in Proxy materials in the SEC filing on August 27, 2007, under Conformed
Submission Type DEF 14A, accession number
0000950137-07- 013081.